Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra and Macrolide Pharmaceuticals Enter Synthetic

Manufacturing Process Development Agreement for Solithromycin

Chapel Hill, N.C. and Watertown, Mass., February 1, 2016 – Cempra, Inc. (NASDAQ:CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, and Macrolide Pharmaceuticals, Inc., a preclinical company focused on the development of novel macrolide antibacterials, today announced an agreement where Macrolide will use its novel, proprietary synthesis technology to provide Cempra with a fully synthetic process for its late-stage investigational macrolide antibiotic, solithromycin. Solithromycin has completed Phase 3 clinical trials and a New Drug Application (NDA) is in progress for the treatment of community acquired bacterial pneumonia. Solithromycin is currently manufactured using clarithromycin, a fermentation–derived antibiotic, as the starting material. Based on ground-breaking technology developed by Andrew G. Myers, Ph.D., and colleagues at Harvard University, Macrolide Pharmaceuticals will partner with Cempra with the goal of developing a fully synthetic, cost-competitive manufacturing process for solithromycin. An alternative fully synthetic process could provide manufacturing and supplier flexibility by reducing dependence upon fermentation-derived starting materials.

Under this agreement, Cempra will support research at Macrolide Pharmaceuticals focused on the optimization, scalability and efficiency of a fully synthetic manufacturing approach to solithromycin. To accomplish this, Macrolide Pharmaceuticals will expand its process chemistry efforts to encompass the synthesis of solithromycin. The initial commercialization of solithromycin, if approved, will utilize the semi-synthetic process that begins with clarithromycin. Sometime later, a shift to a fully synthetic process for solithromycin could occur with validation and approval by the FDA. Financial terms of the agreement have not been disclosed.

“We are pleased with the current cost and feasibility of manufacturing solithromycin, but, if this new method is successful, we will have the option of decreasing our dependence on fermentation-derived clarithromycin, which may allow us to manage and control our manufacturing costs even further,” stated Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra.

“We are delighted to work with Cempra on solithromycin, a highly promising antibiotic and the only macrolide in late stage clinical development,” stated Lawrence G. Miller, M.D., CEO of Macrolide Pharmaceuticals. “We have demonstrated our capability for a full synthesis of solithromycin, and this partnership will allow us to improve and extend this work.”

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) has successfully completed two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta™ is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also expected to be tested in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

About Macrolide

Macrolide Pharmaceuticals focuses on the discovery and development of novel macrolide antibiotics for the treatment of life-threatening bacterial infections caused by drug-resistant pathogens. Using novel technology developed by Prof. Andrew Myers at Harvard University, Macrolide Pharmaceuticals is able to fully synthesize a broad range of unique macrolides, with promising antibacterial activity. The synthetic platform provides the basis for creation of multiple novel antibiotics. Macrolide Pharmaceuticals was founded in 2015 and is located in Watertown, MA. For additional information, please visit www.macrolide.com.

Please Note (for Cempra): This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to the development of alternative sources of solithromycin; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the costs, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our anticipated capital expenditures and our estimates regarding our capital requirements; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Contacts for Cempra

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com

Contact for Macrolide

Allyson English

Macrolide Pharmaceuticals, Inc.

(617) 453-9091

aenglish@macrolide.com

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